FOR RELEASE:  MONDAY, JANUARY 25, 1999

         AT&T's Fourth Quarter Operational Profits Were $1.00 Per Share,
                            An Increase of 45 Percent

                  1998 Operational Profits Were $3.45 Per Share

     NEW YORK -- AT&T today announced that fourth quarter operational profits from continuing operations were $1.00 per share on a diluted basis, an increase of 44.9 percent compared to year-ago earnings of 69 cents per share. AT&T's total revenues, compared to 1997, rose 4.8 percent for the fourth quarter. It marked the fourth consecutive quarterly increase in total revenues.

     AT&T's fourth quarter earnings from continuing operations, as reported, were $1.12 per share, on a diluted basis, an increase of 62.3 percent compared to the 69 cents per share earnings for the fourth quarter of 1997. Fourth quarter results were impacted by a pre-tax benefit from restructuring and other charges of $313 million primarily from the settlement of pension obligations for former employees who accepted the company's voluntary retirement incentive program, as well as a pre-tax benefit of $42 million resulting from the adoption of a new accounting standard. AT&T's earnings per share from net income were also $1.12 on a diluted basis in the fourth quarter.

     For the full year, 1998 operational income from continuing operations was $3.45 per share on a diluted basis, a 45.6 percent increase compared to the $2.37 per share profit for 1997. The 1998 results were impacted by restructuring and other charges, as well as benefits from gains on dispositions and the adoption of a new accounting standard. Including the impact of these non-operational items, 1998 income from continuing operations, as reported, was $2.91 per diluted share, an increase of 22.3 percent compared to the $2.38 per share profit reported for 1997. AT&T's earnings per share from net income were $3.55 on a diluted basis.

     Total revenues for the quarter increased 4.8 percent to $13.528 billion, compared to $12.903 billion in the fourth quarter of 1997. For the full year, revenues increased 3.2 percent, or $1.646 billion, to total $53.223 billion. AT&T's business services, wireless services, Teleport Communications Group Inc.
(TCG), including ACC Corp., AT&T Solutions, international operations and ventures and AT&T WorldNet units all contributed to the revenue growth. As expected, AT&T's consumer services revenue declined, as the company aggressively implemented its strategy of targeting and retaining profitable customers and migrating them to more favorable optional calling plans, such as AT&T's One Rate Plus plan.

     "For the fourth quarter in a row, AT&T delivered strong earnings and met investors' expectations," said AT&T Chairman C. Michael Armstrong. "We took aggressive action in 1998 to strategically reposition AT&T for the future. We will continue to build on that momentum this year, focusing on reducing costs, building top line revenues and investing to grow."

Previously Announced Share Repurchase and Stock Split

     On January 8, 1999, the company announced that its Board of Directors authorized the repurchase of up to $4 billion of AT&T common stock. The company intends to repurchase shares from time to time prior to the closing of the Tele-Communications, Inc. (TCI) merger through an open market share repurchase program. AT&T will reissue the repurchased shares as part of the shares to be issued to TCI shareholders. Purchases will not begin immediately and will be subject to market conditions and Securities and Exchange Commission (SEC) regulations, which could limit the actual number purchased.

     AT&T also announced that it intends, following completion of the TCI merger, to declare a three-for-two stock split of the company's common stock.

TCI Merger Update

     On December 30, 1998, the company received clearance from the U.S. Department of Justice to proceed with the TCI merger. On January 8, 1999, the company announced that the SEC had declared the TCI merger proxy effective and said it would begin mailing copies to shareowners. The proxy mailing is in preparation for a special shareowners meeting the company expects to hold on February 17, 1999, at the Meadowlands Exposition Center in Secaucus, N.J., to vote on matters necessary to complete the merger.

1999 Financial Guidance

     Also on January 8, 1999, the company announced that it expected EPS from continuing operations for 1999 to be in the range of $4.20 to $4.30, excluding the impact of its planned merger with TCI and the stock split and share repurchase program. Assuming the merger closes at the end of the first quarter, AT&T expects EPS dilution to be approximately $1.00 per share on a pro forma basis.

     AT&T also said that it expects 1999 revenue growth to range from five to seven percent on a pro forma basis, including the effect of its planned mergers with TCI and Vanguard Cellular Systems as well as the previously announced agreement to acquire IBM's Global Network business.

     For the first quarter of 1999, AT&T said it expects earnings in the range of 92 to 95 cents per share, which would represent year-over-year earnings growth between 33 and 38 percent.

Fourth Quarter Continuing Operations Highlights

-    Total  revenues  from wireless  services rose $302 million,  an increase of
     25.1 percent from the fourth quarter of 1997. Revenues from other/corporate, which includes TCG (including ACC), AT&T Solutions, international operations and ventures and AT&T WorldNet services increased $274 million, or 33.7 percent, compared to the fourth quarter of 1997. Business services total revenues increased $259 million, or 4.7 percent, compared to the year-ago quarter, driven by continued growth in data services. Revenues from consumer services decreased $206 million, or 3.6 percent compared to the year-ago quarter.

- Total operating expenses for the fourth quarter of 1998 were $10.342 billion, a 5.2 percent decrease compared to the $10.912 billion reported for the fourth quarter of 1997. The decline was impacted by the benefit from restructuring and other charges as well as the adoption of a new accounting standard relating to the capitalization of certain costs for internal-use software development. Excluding these items, total operating expenses for the fourth quarter of 1998 decreased 2.0 percent to $10.697 billion.

- Access and other interconnection expenses fell by 4.8 percent, compared with the fourth quarter of 1997. Consistent with previous quarters in 1998, the decline is primarily the result of FCC-mandated per-minute access charge reductions and AT&T's continued efforts to manage access costs and lower international settlement rates. These decreases were largely offset by Primary Interexchange Carrier Charges (PICC), the company's contribution to the Universal Service Fund (USF) and volume increases. Revenues are negatively impacted as the company passes through access charge savings to its business and residential customers.

- Selling, general and administrative (SG&A) expenses declined $516 million, or 14.4 percent, when compared to the year-ago quarter. On a year-over-year basis, this is the sixth consecutive quarter the company has reduced its SG&A expenses as it continues to better manage the cost of doing business. Excluding TCG and the favorable impact of a new accounting standard, the company's 1998 SG&A expenses declined $1.602 billion, or 11.1 percent for the year, achieving its goal to reduce expenses by $1.6 billion in 1998. AT&T has committed to reducing SG&A expenses (excluding wireless and local) to a SG&A-to-revenue ratio of 21 percent for 1999. For the fourth quarter of 1998, AT&T's SG&A-to-revenue ratio was 22.5 percent, including the benefit of the accounting change.

Fourth Quarter Results in Detail

Business Services

     Total revenues from business services increased $259 million, or 4.7 percent, to $5.744 billion in the fourth quarter compared to $5.485 billion in the fourth quarter of 1997. For the year, total revenues were $22.940 billion, a
4.1 percent increase from the $22.030 billion reported for 1997. Revenue growth for both the fourth quarter and full year was driven primarily by continued strength in data services, particularly in frame-relay and high-speed private line services. Total data services revenues increased in the high teens for the fourth quarter and full year.

     Business long distance revenues for the fourth quarter was $5.720 billion, an increase of 4.5 percent compared to the $5.475 billion reported for the fourth quarter of 1997. For 1998, business long distance revenues totaled $22.862 billion, up 3.9 percent from the $22.007 billion reported for 1997. As a result of this performance, the company's 1998 business long distance revenues surpassed consumer long distance revenues.

     Earnings before interest and taxes (EBIT) grew 26.5 percent when comparing the fourth quarter 1998 to the comparable quarter in 1997. For the year, EBIT grew 20.3 percent. The increases were primarily driven by growth in revenues as well as continued progress toward AT&T's company-wide cost-reduction goals.

Consumer Services

     Revenues from consumer services were $5.543 billion, a decrease of 3.6 percent when compared to the fourth quarter of 1997. Consumer services revenues were $22.632 billion in 1998, a decline of 3.8 percent from the $23.527 billion reported for 1997, within the expected range of decline.

     In 1998, consumer services continued to migrate its most profitable customers to optional calling plans as a key part of its strategy to retain and grow its "high value" customer base. AT&T now has almost 26 million customers on its One Rate plans, including 13 million on One Rate Plus. For the fourth quarter, about 75 percent of AT&T's consumer long distance minutes were generated by customers on optional calling plans.

     Throughout the year and in the fourth quarter, the decline in long distance revenues resulted from the movement of customers to optional calling plans as well as reductions in access charges imposed by the FCC in 1997 and 1998, and the substitution of wireless services for calling card and other long distance services. These factors as well as competition in the U.S. and international markets contributed to the decline in total consumer services revenues for the fourth quarter and full year.

     EBIT rose 29.7 percent to $1.975 billion, when compared to the fourth quarter of 1997, driven primarily by more attractive international settlement rates and a lower cost structure, including more cost-effective customer acquisition and retention programs. The company has realized efficiencies by simplifying and consolidating marketing messages as well as increased use of alternate distribution channels. Declines in revenues partially offset some of the benefits achieved by these efficiencies. For 1998, EBIT was $6.662 billion, an increase of $1.568 billion, or 30.8 percent compared to the $5.094 billion reported for 1997.

Wireless Services

     Total revenues from wireless services, including product sales, increased $302 million, or 25.1 percent, to $1.509 billion, compared to the fourth quarter of 1997. This represents a 30.4 percent increase when adjusted for the sale of the former AT&T Messaging Division. The company continues to benefit from the strong market response to its Digital One Rate offer. For 1998, total revenues increased 15.8 percent to $5.406 billion compared to 1997 (17.2 percent increase adjusted for the Messaging sale).

     Total net subscriber additions for the fourth quarter were 445,000, an increase of 90.1 percent compared to the fourth quarter of 1997. For the full year, total net subscriber additions were 1.290 million, an increase of 36.4 percent compared to 1997. The increase reflects the on-going success of the Digital One Rate offer. Since the program was introduced in May, 1998, AT&T has signed on over 850,000 Digital One rate subscribers.

     An important part of the company's strategy is to continue to migrate customers to digital services, which generate lower network costs and improve customer retention. Total digital subscribers represent 61 percent of the company's 7.2 million consolidated wireless customer base as of December 31, 1998, compared with 29 percent at the end of 1997. Including AT&T's partnership markets, approximately 5.1 million of the total 9.7 million customers were digital subscribers on December 31, 1998.

     Wireless earnings before interest, taxes, depreciation and amortization (EBITDA) of $185 million for the fourth quarter declined by $53 million from the year-ago quarter primarily due to increased cost of network operations, incremental acquisition and migration costs associated with higher subscriber additions and digital migrations and lower income from equity investments. These decreases were partially offset by increased revenue. EBITDA, less other income, increased 28.6 percent from the fourth quarter of 1997 despite the large increase in net subscriber additions.

Other/Corporate

     Revenues from other/corporate, which includes TCG (including ACC), AT&T Solutions, AT&T WorldNet services and international operations and ventures, increased $274 million, or 33.7 percent, to $1.087 billion compared with the year-ago quarter. For the full year, revenues totaled $3.549 billion, an increase of 31.2 percent from the $2.704 billion reported for 1997.

     EBITDA for the fourth quarter was $8 million, compared with a loss of $538 million in the year-ago quarter. EBIT for the fourth quarter in 1998 was a loss of $167 million compared to a loss of $688 million for the comparable 1997 quarter. EBIT and EBITDA for the fourth quarter of 1998 were impacted by the benefit of the $313 million restructuring and other charges. The EBIT and EBITDA improvements, excluding this benefit, are primarily due to lower employee benefit costs as well as increased interest income on higher cash balances.

SUPPLEMENTAL DISCLOSURES

Local Services

     Local services revenues for the fourth quarter totaled $292 million, a 53.8 percent increase from the $190 million reported for the fourth quarter of 1997. The increase was driven by the continued growth in the local operations of TCG.

     EBITDA was a negative $89 million versus the negative $265 million posted for the fourth quarter of 1997. For 1998, EBITDA was a negative $1.117 billion versus a loss of $764 million in 1997. EBIT for the fourth quarter was a negative $167 million compared to a loss of $339 million for the year-ago quarter. For 1998, EBIT was a negative $1.428 billion versus a loss of $991 million in 1997. For the year, EBIT and EBITDA reflect the $601 million asset impairment charge recorded in the first quarter and the $85 million of merger-related costs recorded in the third quarter. The results reflect the company's ongoing investments in local services.

AT&T Solutions

     AT&T Solutions, the company's networking-centric professional services business, grew revenues by 34.4 percent to $322 million in the fourth quarter versus $239 million reported for the same period in 1997. For 1998, AT&T Solutions revenues totaled $1.054 billion, an increase of 34.2 percent compared to the $785 million in 1997. The revenue growth resulted from new contracts signed during 1998 as well as the expansion of services provided to its clients.

     With more than 800 clients, including Citibank, BancOne, McGraw-Hill, United HealthCare, Textron, J.P. Morgan, Merrill Lynch and MasterCard International, AT&T Solutions currently has potential for more than $9 billion in revenues under signed contract. More than $7.5 billion in contracts were signed in 1998.

     In the fourth quarter, AT&T and IBM announced a series of strategic agreements. AT&T will acquire IBM's Global Network business for $5 billion and IBM will outsource a significant portion of its global networking needs to AT&T. This five-year outsourcing contract has a minimum value of $5 billion, making it the single largest networking contract ever awarded. In addition, AT&T has agreed to outsource its internal data processing and applications processing centers to IBM.

     EBIT for AT&T Solutions was $16 million for the fourth quarter, a significant increase from the negative $14 million reported for the same period in 1997.

AT&T WorldNet and Other On-line Services

     AT&T WorldNet and other on-line services includes AT&T WorldNet internet access service for residential and business customers and web hosting and other electronic commerce services. Revenues increased 59.3 percent to $108 million versus $67 million for the year-ago quarter.

     AT&T WorldNet serves 1.4 million subscribers (which includes 100,000 subscribers reflected in the company's International Operations and Ventures results). Domestic AT&T WorldNet subscribers grew 11.9 percent sequentially and
26.9 percent for the year. Fourth quarter net subscriber increases were very strong, exceeding the total increase in the first nine months of 1998.

     EBIT improved in both the fourth quarter and full year. For 1998, EBIT was a negative $431 million versus a negative $553 million, an improvement of 22.0 percent.

International Operations and Ventures

     International operations and ventures include AT&T's consolidated foreign operations such as AT&T Communications Services UK, the company's transit and reorigination businesses and international online services. This category does not include bilateral international long-distance traffic. The equity earnings or losses of AT&T's non-consolidated international joint ventures and alliances, such as Alestra in Mexico and AT&T Canada Long Distance Services are also included.

     Revenues increased 27.1 percent to $278 million, versus $218 million for the year-ago quarter. For the full year, revenues increased 23.0 percent to $876 million.


The foregoing are "forward looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by, and information currently available to, management. Readers are cautioned not to put undue reliance on such forward looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #

                                      AT&T
                        Consolidated Statements of Income
--------------------------------------------------------------------------------
                                                  (Unaudited)
                                                  For the Three          For the Twelve
                                                  Months Ended           Months Ended
Dollars in Millions                               December 31,           December 31,
(except per share amounts)                       1998 (1)    1997       1998 (1)  1997
--------------------------------------------------------------------------------

Revenues................................       $13,528     $12,903    $53,223   $51,577

Operating Expenses
  Access and other interconnection......         3,679       3,862     15,328    16,350
  Network and other communications
    services ...........................         2,700       2,431     10,250     9,739
  Depreciation and amortization.........         1,228       1,055      4,629     3,982
  Selling, general and administrative...         3,048       3,564     13,015    14,670
  Restructuring and other
    Charges (2).........................          (313)          -      2,514         -
                                               --------    -------    --------  -------
Total Operating Expenses................        10,342      10,912     45,736    44,741
                                               --------    -------    --------  -------

Operating Income........................         3,186       1,991      7,487     6,836

Other income - net......................            78          72      1,247       443
Interest expense........................           105          66        427       307
                                               --------    -------    --------  -------
Income from continuing operations before
  income taxes..........................         3,159       1,997      8,307     6,972
Provision for income taxes..............         1,171         746      3,072     2,723
                                               --------    -------    --------  -------
Income from continuing operations.......         1,988       1,251      5,235     4,249

Income from discontinued operations (net
  of taxes of $1 in 4Q 1997, $6 YTD 1998
  and $50 YTD 1997).....................             -          11         10       100
Gain on sale of discontinued operation
  (net of taxes of $799 YTD 1998 and
   $43 YTD 1997)........................             -           -      1,290        66
Extraordinary loss (net of taxes of
  ($80) in YTD 1998)....................             -           -       (137)        -
                                               -------     -------    --------  -------
Net Income .............................       $ 1,988     $ 1,262    $ 6,398   $ 4,415
                                               =======     =======    ========  =======

Weighted average common shares and
  potential common shares (millions)*            1,769       1,801      1,800     1,789

Per Common Share - Basic:
Income from continuing operations.......       $  1.13     $  0.70    $  2.93   $  2.39
Income from discontinued operations ....             -        0.01       0.01      0.05
Gain on sale of discontinued operations.             -           -       0.73      0.04
Extraordinary loss......................             -           -      (0.08)        -
                                               --------    -------    --------  -------
Net Income .............................       $  1.13     $  0.71    $  3.59   $  2.48
                                               ========    =======    ========  =======

Per Common Share - Diluted:
Income from continuing operations.......       $  1.12     $  0.69    $  2.91   $  2.38
Income from discontinued operations ....             -        0.01          -      0.05
Gain on sale of discontinued operations.             -           -       0.72      0.04
Extraordinary loss......................             -           -      (0.08)        -
                                               --------    -------    --------  -------
                                               ========    =======    ========  =======
Net Income .............................       $  1.12     $  0.70    $  3.55   $  2.47
                                               ========    =======    ========  =======

Dividends declared per common share.....       $  0.33     $  0.33    $  1.32   $  1.32

Amounts represent the weighted-average shares assuming dilution from the potential exercise of outstanding stock options (including SARS). Amounts are reduced by 17, 15, 16 and 8 million shares for 4Q1998, 4Q1997, YTD 1998 and YTD 1997 respectively, assuming no dilution.

(1)
Results for the fourth quarter and full year of 1998 reflect the adoption of Statement of Position (SOP)98-1, "Accounting for the Costs of Computer Sortware Development Obtained for Internal Use," which requires entities to capitalize certain internal use software development costs. This standard required the restatement of each quarter of 1998 and impacted the Depreciation and Amortization and SG&A lines of the income statement. The impact on the fourth quarter was $42 million pre-tax, or about $0.01 per share and for the full year of 1998 was $199 million pre-tax, or about $0.07 per share.

(2)
During the fourth quarter of 1998 AT&T recorded a net, pre-tax gain of $313 million, due primarily to the settlement of pension obligations for former employees who accepted the company's Voluntary Retirement Incentive Program.